Exhibit 10.3

VICTORY CAPITAL MANAGEMENT INC.

DEFERRED COMPENSATION PLAN

Prepared by

THE ERISA LAW GROUP

8700 MONROVIA STREET, SUITE 310

LENEXA, KANSAS 66215

(913) 647-7552

2019

Victory Capital Management Inc.

Deferred Compensation Plan

ARTICLE 2 – PARTICIPATION		8
2.1	Eligibility	8
2.2	Change of Participation	8

ARTICLE 3 – CONTRIBUTIONS, VESTING AND FORFEITURE		8
3.1	Salary Deferral Contributions	8
3.2	Matching Employer Contributions	10
3.3	Discretionary Employer Contributions	11
3.4	Vesting	11

ARTICLE 4 – PLAN ACCOUNTING, EARNINGS AND FUNDING		13
4.1	Investment	13
4.2	Accounting	13
4.3	Account Adjustments	13
4.4	Allocation of Earnings	13
4.5	Participant Direction of Investment	14
4.6	Trust and No Funding	14
4.7	Benefit Responsibility	15

ARTICLE 5 – TIME AND METHOD OF PAYMENT		15
5.1	Election of Payment	15
5.2	Payment Events	16
5.3	Method of Payment	16
5.4	Default Payment	17
5.5	Intervening Disability or Death	17
5.6	Change in Election	17
5.7	Payment for Unforeseeable Emergency	17
5.8	Permitted Payment Acceleration	18
5.9	Domestic Relations Orders	18
5.10	Overpayment	18
5.11	Facility of Payment	18
5.12	Taxes	19

ARTICLE 6 – PARTICIPANT PROVISIONS		19
6.1	Beneficiary Designation	19
6.2	Community Property and Legal Effect	19
6.3	No Beneficiary Designation	19
6.4	Revocation Upon Divorce	19
6.5	Personal Data to Employer	19
6.6	Assignment or Alienation	19

ARTICLE 7 - ADMINISTRATION		20
7.1	Authority and Responsibility of the Plan Administrator	20
7.2	Claims Procedures	20
7.3	Expenses	21

ARTICLE 8 – MISCELLANEOUS		22
8.1	USERRA and Family and Medical Leave Act	22
8.2	Amendment or Termination	22
8.3	No Liability	22
8.4	Employment Relations	22
8.5	Enforceability	22
8.6	Construction	22
8.7	Entire Agreement	23
8.8	Governing Law	23

VICTORY CAPITAL MANAGEMENT INC.

DEFERRED COMPENSATION PLAN

Victory Capital Management Inc. (“Employer”) has adopted and hereby amends and restates this unfunded Plan for the purpose of providing deferred compensation for a select group of management or highly compensated employees of the Employer (“Participants”).

WITNESSETH:

WHEREAS, the services of the Participants and their experience and knowledge of the affairs of the Employer are extremely valuable to the Employer;

WHEREAS, each Participant is part of a select group of management or highly compensated employees who are essential to the Employer’s success, and who have duties and responsibilities that play a unique and vital role in the well-being of the Employer’s business;

WHEREAS, the Employer desires that Participants remain in its service, and to motivate and reward them for their performance;

WHEREAS, to accomplish these goals the Employer has established and adopted this deferred compensation plan which allows for Participant contributions and Employer contributions to it;

WHEREAS, the Employer desires that this Plan comply with applicable laws including the Employee Retirement Income Security Act of 1974, as amended, and the relevant provisions of the Internal Revenue Code, particularly, Section 409A; and

WHEREAS, the Employer desires to amend and restate this Plan to reflect the provisions of prior amendments and make certain other changes.

NOW THEREFORE, to accomplish these ends, this amended and restated Plan is adopted and reads as follows:

Article 1

Definitions

Section 1.1  “Account” means the one or more accounts maintained for a Participant to record his/her Salary Deferral Contributions, Matching Employer Contributions, and Discretionary Employer Contributions, and which are credited with Earnings pursuant to Article 4.

Section 1.2 “Accrued Benefit” means the Participant’s interest in the Plan, as determined under Section 4.2, of the amount credited to a Participant’s Account(s) as of any date.

Section 1.3 “Beneficiary” means a person or entity entitled to receive any Accrued Benefit which is payable by reason of a Participant’s death.

Section 1.4 “Benefits” or “benefits” means the Accrued Benefit(s) that is (are) payable under this Plan.

Section 1.5  “Board” means the Board of Directors of the Employer.

Section 1.6  “Cause” means, with respect to any Participant and as determined by the Employer’s Board of Directors:  (a) the plea of guilty or nolo contendere to, or conviction for, the commission of a felony offense by the Participant; (b) willful misconduct by the Participant that is injurious to the Employer or an affiliate or an act of fraud, embezzlement, misrepresentation or breach of a fiduciary duty against the Employer or any of its affiliates, as determined by the Employer’s Board of Directors; or (c) a breach by the Participant of any nondisclosure, non-solicitation or non-competition obligation owed to the Employer or any of its affiliates.

Section 1.7 “Change in Control” means a change in ownership or effective control of the Employer or a change in ownership of a substantial portion of the Employer’s assets, all in accordance with Code Section 409A.

Section 1.8  “Code” means the Internal Revenue Code of 1986, as amended.

Section 1.9 “Compensation” means, with respect to each Plan Year or performance period, the Participant’s gross regularly-paid salary, and the Participant’s incentive compensation (as defined by the Employer and understood by it and each Participant pursuant to the Participant’s employment by the Employer) otherwise received in cash (i.e., incentive compensation does not include any incentive compensation the Participant receives in shares of stock of the Employer or incentive compensation that is denominated in or calculated with reference to shares of stock of the Employer but otherwise settled in cash such as Restricted Stock Units or cash-settled Stock Appreciation Rights), excluding signing bonuses, retention bonuses, moving allowances, dividends on vested and unvested options, and dividends on vested and unvested restricted stock.

Section 1.10 “Discretionary Employer Contribution Account” means the individual account for a Participant to record the Discretionary Employer Contributions and which is credited for such Account’s Earnings pursuant to Article 4.

Section 1.11 “Discretionary Employer Contributions” means the amounts contributed on a Participant’s behalf pursuant to Section 3.3.

Section 1.12  “Disability”.  A Participant is “Disabled” or incurs a “Disability” if either:  (a) the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (b) by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, the Participant is receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Employer.  The determination of Disability shall be made by the Employer.

Section 1.13 “Earnings” means gains and losses, realized and not realized.

Section 1.14  “Effective Date” means the effective date of this restatement of the Plan, which is January 1, 2020.

Section 1.15  “Election Date” is the respective date prescribed in Sections 3.1(d) and 5.1(a).

Section 1.16  “Employee” means an individual who is employed by the Employer as a common-law employee.

Section 1.17  “Employer” means Victory Capital Management Inc., incorporated in the State of New York.

Section 1.18  “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

Section 1.19  “Matching Employer Contribution Account” means the individual account for a Participant to record the Matching Employer Contributions and which is credited for such Account’s Earnings pursuant to Article 4.

Section 1.20 “Matching Employer Contributions” means the amounts contributed on a Participant’s behalf pursuant to Section 3.2.

Section 1.21  “Participant” means an Employee who:  (a) is among a select group of management or highly compensated employees within the meaning of ERISA; (b) is designated in writing as a Participant by the Employer and who satisfies the eligibility requirements under Article 2; and (c) has not received a distribution of his or her entire Accrued Benefit.  References herein to Participant include references to the Participant’s Beneficiary each place where the context so requires or applies, as determined in the discretion of the Employer.  Furthermore, the use of the word Beneficiary herein does not preclude the Employer’s interpretation of the word “Participant” to include a Beneficiary elsewhere in the Plan.

Section 1.22  “Payment Event” is defined in Section 5.2.

Section 1.23  “Plan” means the nonqualified deferred compensation plan established by the Employer in the form of this document, as it may be amended from time to time.

Section 1.24  “Plan Administrator” means the Employer.  The Plan Administrator is responsible for compliance with applicable requirements under ERISA.

Section 1.25  “Plan Year” means the twelve (12) consecutive month period ending every December 31.

Section 1.26  “Salary Deferral Agreement” means the agreement a Participant executes in accordance with Section 3.1.

Section 1.27  “Salary Deferral Contribution Account” means the individual account for a Participant to record the Salary Deferral Contributions and which is credited for such Account’s Earnings pursuant to Article 4.

Section 1.28  “Salary Deferral Contributions” means the amounts credited on a Participant’s behalf in accordance with the Participant’s election to defer compensation pursuant to Section 3.1.

Section 1.29  “Section 401(a)(17)” means, for each Plan Year, the compensation limitation in effect under Code Section 401(a)(17).

Section 1.30  “Segregated Investment Account” means a Participant-directed Account pursuant to Section 4.5.

Section 1.31  “Separation from Service” means a Participant’s termination of employment with the Employer by reason of death, retirement, or otherwise that qualifies as a separation from service within the meaning of Code Section 409A.

(a)  For this purpose, the 20%, 36-month threshold of Treas. Reg. Section 1.409A-

1(h)(1)(ii) shall apply.  Generally, under these regulations a Participant incurs a Separation from Service if the facts and circumstances indicate that the Employer and Participant reasonably anticipate that no further services after a certain date will be performed or the level of services after such date will permanently decrease significantly as described under the regulations.

(b)In the event of a conflict or inconsistency between this definition and the definition of “separation from service” or similar term as provided in Code Section 409A, the definition under Code Section 409A shall govern.

Section 1.32  “Spouse” means the person who is legally married to the Participant under the laws of a state or other recognized jurisdiction as of any relevant date, as evidenced by a valid marriage certificate or other proof acceptable to the Employer.   This includes married individuals of the same sex, even if the married couple resides in a state or jurisdiction that does not recognize the validity of same sex marriages.

Section 1.33  “Trust” means the trust established and maintained in connection with this Plan, as amended from time to time.

Section 1.34  “Trustee”  means the trustee appointed pursuant to this Plan and the Trust.

Section 1.35  “Valuation Date” means each business day of the Plan Year on which Plan assets for which there is an established market are valued and the Trustee is conducting business.  Otherwise, the Valuation Date means the last day of each Plan Year, and/or such other Valuation Date(s) as selected by the Employer.

Section 1.36  “Valuation Period” with respect to any Valuation Date means the period since the preceding Valuation Date.

Article 2

Participation

Section 2.1 Eligibility.  For one or more Plan Years, the Employer in its sole discretion shall designate the Employees who are eligible to participate in the Plan.  The designation to participate shall not guarantee that an Employee will remain a Participant in the Plan.  Participation in the Plan does not create any right to be employed by the Employer or to earn future benefits of any kind.  Except for Salary Deferral Contributions made pursuant to Section 3.1, nothing in the Plan shall be construed to require any contributions to the Plan on behalf of the Participant.

Section 2.2  Change of Participation.  The Employer in its sole discretion may remove any Participant from the Plan or designate new Participants in the Plan.  Notwithstanding, an Employee designated to participate in the Plan shall cease to actively participate in the Plan (e.g., make Salary Deferral Contributions or receive Matching or Discretionary Employer Contributions) if he or she is determined to not be among a select group of management or highly compensated employees within the meaning of ERISA.  Any Participant who ceases to actively participate under the Plan shall, until the Participant’s Accrued Benefit has been distributed to him or her, enjoy the rights afforded to him or her as provided under the Plan.

Article 3

Contributions, Vesting, and Forfeiture

Section 3.1  Salary Deferral Contributions

(a)In General.  A Participant may elect to defer a percentage or amount of his or her Compensation for a Plan Year and have the Employer credit the deferred amount to the Plan.  A Participant’s election to defer shall be made by executing a Salary Deferral Agreement in accordance with this Section 3.1.

(b)Form of Election.  The Participant’s Salary Deferral Agreement must be in writing, must be dated and signed or otherwise authenticated by the Participant, and must be delivered to the Employer in the medium the Employer designates, together with all other documents or information required as determined by the Employer.  The Salary Deferral Agreement shall be in the form provided by the Employer and shall include the Participant’s elections of the time and method of payment of the Participant’s Accrued Benefit in accordance with Article 5.

(c)Election Periods

(i)In General.  The Employer shall schedule an annual election period during which Participants who elect to complete Salary Deferral Agreements must complete such agreements.  Such periods shall end each Plan Year no later than the day immediately prior to the beginning of the next Plan Year during which the services that are performed by the Participant give rise to the Compensation that may be deferred.  The Employer may, in writing to the Employee, designate that said election period will end on a specified date earlier than the day immediately prior to the beginning of such next Plan Year.

(ii)Performance-Based Compensation.  Notwithstanding the foregoing, the Employer in its sole discretion may schedule election periods for the deferral of compensation that is performance-based compensation (as defined in Code Section 409A) that will end no later than the date that is six (6) months before the end of the performance period, provided that the Participant performs services for the Employer continuously from the later of the beginning of the performance period or the date the performance criteria are established through the date the Participant makes an election hereunder, and provided further that the Participant’s election to defer shall not be made after the performance-based compensation has become readily ascertainable within the meaning of Code Section 409A.

(d)Election Date/Irrevocability.  A Participant’s Salary Deferral Agreement shall become irrevocable as of the end of the election period designated by the Employer (“Election Date”) and shall remain irrevocable and in effect for Compensation paid (or deferred) with respect to services the Participant performs in the Plan Year (or performance period) next following the Election Date.

(e)Amount and Compensation.  A Participant’s Salary Deferral Contributions with respect to a Plan Year shall not be less than such amount the Employer prescribes in the Salary Deferral Agreement nor more than one hundred percent (100%) of the Participant’s Compensation (minus required payroll deductions and deductions for any other Employer-sponsored plan or program) or such other amount the Employer establishes in the Salary Deferral Agreement.  A Salary Deferral Agreement shall be made (and/or limited) with respect to such Compensation prescribed by the Employer and set forth in one or more Salary Deferral Agreements.

(f)Failure to Elect.  In the event a Salary Deferral Agreement is not properly completed and in effect for a Plan Year or performance period, the Participant shall be deemed to have elected to not make any Salary Deferral Contributions for the subject Plan Year or performance period, as applicable.

(g)When Deferral Election Becomes Effective.  A Participant’s Salary Deferral Agreement will be effective, and Salary Deferral Contributions will be made, only if and when the Participant has Compensation as defined in Section 1.9 that exceeds the limit prescribed in Section 401(a)(17).  The amount or percentage of Compensation that a Participant elects to defer is irrevocable as of the Election Date and shall not be subject to change during the Plan Year or performance period, as applicable.

(i)Salary Withholding.  Beginning with the payroll period that commences after the Participant’s Compensation exceeds the Section 401(a)(17) limit, the Employer shall withhold the amount or percentage of Compensation elected to be deferred that constitutes gross salary in approximately equal amounts for each payroll period within the remaining Plan Year or performance period at or proximate to the time or times such amounts otherwise would be paid to the Participant.  Subject to Section 409A requirements, Compensation payable after the last day of the Plan Year solely for services provided during the final payroll period containing the last day of the Plan Year is treated as Compensation for services performed in the subsequent taxable year.

(ii)Incentive Compensation Withholding.  The Participant’s Salary Deferral Agreement with respect to incentive compensation shall apply and be effective immediately to such compensation if and once the Participant’s Compensation exceeds the Section 401(a)(17) limit.  The amount or percentage of incentive compensation that a Participant elects to defer is irrevocable as of the Election Date and shall not be subject to change during the Plan Year or performance period, as applicable.  The Employer shall withhold the amount or percentage of any incentive compensation specified by the Participant to be deferred at or proximate to the time or times such incentive compensation otherwise would be paid to the Participant.  Any incentive compensation that the Participant exchanges for shares of Employer stock may not be contributed under the Plan and credited to the Participant’s Salary Deferral Contribution Account.  Also with respect to incentive compensation, the amount that may be deferred for a Plan Year that is attributable to a period of time services are performed that precedes the beginning of a Plan Year generally shall be limited ratably to the extent required under Code Section 409A.

Section 3.2  Matching Employer Contributions

(a)In General.  For all or any portion of one or more Plan Years the Employer may award an amount on behalf of Participants who make Salary Deferral Contributions for the Plan Year (“Matching Employer Contributions”).

(b)Discretionary Amount.  The amount of the Matching Employer Contributions, if any, shall be determined by the Employer in the Employer’s sole discretion.  Without limitation, the Employer may limit the amount of Matching Employer Contributions to a set percentage of either the Participant’s Compensation or amount of Salary Deferral Contributions.  Until a change is announced to Participants (which change shall be documented in an Amendment to the Plan before, on or after such announcement), the Matching Employer Contribution will equal the amount of each Participant’s Salary Deferral Contributions with respect to a Plan Year, with a maximum Matching Employer Contribution equal to 5% of the Participant’s Compensation for the Plan Year that exceeds the Section 401(a)(17) limit for such Plan Year.  Notwithstanding, no Matching Employer Contribution shall be made for a Plan Year on Compensation for such Plan Year that exceeds $3,000,000.00. Notwithstanding the foregoing, any Compensation that is attributable to incentive compensation or eligible bonus earned in the 2019 Plan Year and paid to a Participant in the 2020 Plan Year will be subject to a Matching Employer Contribution percentage of 6%, which was the Matching Employer Contribution percentage under the Plan document in effect during 2019, but only to the extent that the Participant’s total Compensation paid in 2020 (including any 2019 incentive compensation or bonus) exceeds the Section 401(a)(17) limit for the 2020 Plan Year. The maximum limit on Compensation that shall be used to calculate the Matching Employer Contribution shall remain at $3,000,000 for both the 2019 and 2020 Plan Years and all future Plan Years until changed in accordance with the Plan.

Section 3.3  Discretionary Employer Contributions

(a)In General.  With respect to one or more Plan Years, other performance periods, or at any time with respect to any or no period, the Employer may award to the Plan on behalf of one or more Participants, as Discretionary Employer Contributions, an amount the Employer from time to time may deem advisable.

(b)Discretionary.  Such amount, if any, shall be determined by the Employer on a Participant-by-Participant basis in the Employer’s sole discretion and will be identified on an addendum issued with respect to a Plan Year or performance period identifying the amounts, if any, awarded on behalf of one or more Participants.  For example, and without limitation, the Employer may choose to specify an amount of contribution equal to a specified percentage of Compensation for one or more Participants for a specified Plan Year.

Section 3.4  Vesting

(a) Full Vesting of Salary Deferrals.  A Participant shall have a nonforfeitable vested interest in all of his or her Accrued Benefit attributable to the Participant’s Salary Deferral Contribution Account.

(b)Vesting in Employer Contributions

(i)Vesting Schedule.  Except as provided below in Section 3.4(b)(ii), a Participant shall have a nonforfeitable vested interest in his or her Accrued Benefit attributable to the Participant’s Matching Employer Contribution Account and Discretionary Employer Contribution Account in accordance with the vesting schedule set forth below.  A Participant’s nonforfeitable vested benefits in such Accounts shall equal the applicable percentage which corresponds to the Participant’s Years of Service multiplied by the value of such Account(s).

Years of Service         Percentage

Less than 3 years    0%

3 years or more              100%

(A)A “Year of Service,” with respect separately to each Participant, means each twelve-consecutive month period during which the Participant is continuously employed by the Employer (i.e., the Participant must be employed throughout the entire twelve-month period).  Such period begins on the first day of the Participant’s employment with the Employer and each one-year anniversary thereof.

(B)All Years of Service of a Participant are taken into account.  The Years of Service need not be consecutive Years of Service in order for a Participant to have earned three Years of Service.

(C)If a Participant is employed by the Employer at any particular time, he or she is treated as employed at such time for purposes of Section 3.4(b) even if the Participant is on any Employer authorized leave of absence.  In addition, the Participant is treated as employed if any law requires the Participant to be treated as employed for purposes of Section 3.4(b) (for example, if the Family and Medical Leave Act of 1993, the Uniformed Services Employment and Reemployment Rights Act of 1994, or other mandate applies to this Plan).

(D)For purposes of calculating Years of Service, employment with Munder Capital Management prior to the Munder Effective Date shall be treated as employment with the

Employer. The “Munder Effective Date” is October 31, 2014, the date the Employer acquired the stock of Munder Capital Management.

(E)For purposes of calculating Years of Service, employment with RS Investment Management Company, LLC prior to the RS Effective Date shall be treated as employment with the Employer. The “RS Effective Date” is July 31, 2016, the date the Employer acquired the stock of RS Investment Management Company, LLC.

(F)For purposes of calculating Years of Service, employment with USAA Investment Management Company and USAA Transfer Agency Company dba USAA Shareholder Account Services (collectively, “USAA”) prior to the USAA Effective Date shall be treated as employment with the Employer. The “USAA Effective Date” is July 1, 2019, the date the Employer acquired the stock of USAA.

(G) For purposes of calculating Years of Service, employment with Compass Efficient Model Portfolios (“Compass EMP”) prior to April 30, 2015 (“Compass Closing Date”) shall be treated as employment with the Employer if the Participant was employed by Compass EMP on the Compass Closing Date.

(ii)Full Vesting on Death, Disability or Change in Control.  Notwithstanding the foregoing, a Participant shall at all times have a nonforfeitable vested interest in the Accrued Benefit attributable to his or her Matching Employer or Discretionary Employer Contribution Accounts (and any other Participant Accounts) upon his or her termination of employment by reason of his or her death or Disability, or if there is a Change in Control.

(c)Forfeiture.  Notwithstanding any other provision herein, or any provision of any employment or other agreement, including if a Participant is 100% vested because the Participant has earned three Years of Service, a Participant (including a Beneficiary) will lose all of his or her interest in his or her Accrued Benefit, resulting in a complete forfeiture of Accrued Benefit, if either Section 3.4(c)(i) or (ii) below is satisfied.

(i)The Participant's employment terminates in connection with an event that constitutes Cause.

(ii)The Participant at any time is determined by the Employer, U.S. Department of Labor, or a court of law to not be among the select group of management or highly compensated employees and if the Employer in its sole discretion determines such forfeiture is required or advisable as a condition of maintaining the intended tax and/or ERISA status of the Plan.

(iii)If some or all of the Participant’s Accrued Benefit has been paid, and Section 3.4(c)(i) is satisfied, or pursuant to Section 3.4(c)(ii) the Employer in its sole discretion determines that the Participant’s repayment to the Employer is required or advisable, then within ninety (90) days of notice to the Participant or Beneficiary of such circumstance the Participant or Beneficiary shall repay to the Employer the amount of the Accrued Benefit requested to be repaid.  The Employer’s determination under Section 3.4(c)(ii) that a Participant is not among the select group of management or highly compensated employees, that a forfeiture is required, and/or that repayment is required, will be made only if the Employer concludes such determination or determinations is necessary in its opinion in order for the Plan to remain in compliance with the Code and/or ERISA.

Article 4

Plan Accounting, Earnings, and Funding

Section 4.1  Investment.  The Employer shall invest contributions under the Plan in one or more designated investment vehicles for investment, including investments held in a Trust, within a period that is not longer than is reasonable for the proper administration of Accounts and in accordance with the participant direction of investments under section 4.5.

Section 4.2 Accounting.  The Plan shall maintain one or more bookkeeping Accounts in the name of each Participant to reflect the Participant’s Accrued Benefit under the Plan, including to record each type of contribution (Salary Deferral, Matching or Discretionary Employer Contributions) and Earnings thereon.  A Participant’s Accrued Benefit as of any applicable date is the balance of his or her Account(s) as determined in accordance with this Article 4.

Section 4.3  Account Adjustments.  Except for Earnings of a Segregated Investment Account, as of each Valuation Date the applicable Account of each Participant shall be credited or charged, as the case may be, with:

(a)distributions made to or withdrawals by the Participant or his or her Beneficiaries during the Valuation Period;

(b)Salary Deferral, Matching and/or Discretionary Employer Contributions allocated to the Participant’s Account(s) during the Valuation Period;

(c)Earnings allocated to the Participant’s Account(s) for the Valuation Period;

(d)if contributions, Earnings, or other benefits under the Plan are subject to federal, state or local income, employment (e.g., taxes under the Federal Insurance Contributions Act or Federal Unemployment Tax Act), or other taxes, said taxes shall, in the discretion of the Employer, be withheld and deducted from a portion of the Participant’s compensation and/or charged against the applicable Participant Account as determined by the Employer; and

(e)other amounts, if any, allocated to or charged against the Participant’s Account(s) under the Plan (e.g., Plan expenses).

The provisions of Section 4.5 shall also apply to Accounts.

Section 4.4  Allocation of Earnings.  As of each Valuation Date, and excluding for this purpose Segregated Investment Accounts, Earnings for all Accounts shall be allocated to each Participant’s Account pursuant to a fraction, the numerator of which is the value of such Account and the denominator of which is the value of all Accounts.  To calculate each fraction, the Accounts to which Earnings shall be allocated will be valued as of the preceding applicable Valuation Date (the “opening Account balance”), provided, however, the Employer may establish procedures that are uniformly applied to similarly-situated Participants to determine the Earnings with respect to each Plan Year contribution and to value Accounts which recognize increases and decreases in Accounts that occur during the Valuation Period, including, without limitation, a procedure that provides that each Account, or portion thereof, which is distributed during the applicable Valuation Period shall either not share in Earnings, shall be deemed to share in Earnings at an imputed rate of return or shall share in Earnings based on that period of time prior to the distribution of the Account or portion thereof, and also including a procedure which credits to such opening Account balances contributions that are made during the applicable Valuation Period.  For example, the Earnings may be credited and allocated among Accounts by using a weighted average method.  Such method may treat a weighted portion of the applicable contributions as if includable in the Participant’s Account as of the beginning of the Valuation Period.  The weighted portion may, without limitation, be a fraction, the numerator of which may be the number of months in the applicable Valuation Period following the date of the applicable contributions, and the denominator of which may be the total number of months in the Valuation Period.

Section 4.5  Participant Direction of Investment

(a)The Employer and/or if there is a Trust, its Trustee, shall invest the contributions under the Plan, and shall establish and prescribe such rules and limitations it deems appropriate.

(b)Subject to Section 4.5(a) above, each Participant shall designate the investment(s) in which the Participant’s Account(s) shall be deemed to be invested for purposes of determining the Account’s Earnings and value of the Participant’s Accrued Benefit.  The Employer will accept direction from each Participant on a written election form or by other means that the Employer may require pursuant to conditions, limitations and other provisions established by the Employer.  The Employer may establish procedures relating to Participant direction of investment under this Section 4.5, including the establishment of a list of investments or funds selected by the Employer from which the Participant may choose for the deemed investment of the amounts allocated to the Participant’s Account(s).

(c)The Plan will maintain a Segregated Investment Account(s) to the extent a Participant’s Account(s) is subject to Participant investment direction and the Participant provides investment directions hereunder.  A Segregated Investment Account will be deemed to receive Earnings credited/debited to it and will bear all of its expenses.  A Segregated Investment Account, including one invested in a pooled fund (in which more than one Account is invested), shall be subject to such accounting procedures and/or Sections 4.3 and 4.4 as the Employer deems appropriate.

(d)The Participant’s investment selections shall remain in effect until the Participant makes a new investment selection.  If an investment selection is not made or if for any reason the selection becomes ineffective, the Earnings shall be determined by the Employer.

(e)The Participant’s right to select the investment of his or her Account(s) does not give the Participant any vested interest or secured or preferred position with respect to the assets over which the Participant provides investment instructions.

Section 4.6  Trust and No Funding

(a)The Employer may establish the Trust for the purpose of retaining and managing assets set aside by the Employer for payment of all or a portion of the amounts payable pursuant to the Plan.  Any Benefits not paid from the Trust shall be paid solely from the Employer’s general funds, and any Benefits paid from the Trust shall be credited against and reduce by a corresponding amount the Employer’s liability to Participants under the Plan.  No special or separate fund, other than the Trust, shall be established and no other segregation of assets shall be made to provide the payment of any Accrued Benefit hereunder.

(b)All Trust funds, and any other amounts contributed under the Plan, and all Earnings thereon, shall be subject to the claims of general creditors of the Employer.  The obligations of the Employer to pay Benefits under the Plan constitute an unfunded, unsecured promise to pay and Participants shall have no greater rights than general creditors of the Employer.  Trust assets shall not, at any time, be located outside of the United States or be transferred outside of the United States.

(c)The right of a Participant or his or her Beneficiary to an Accrued Benefit hereunder shall be an unsecured claim against the general assets of the Employer, and neither the Participant nor his or her Beneficiary shall have any rights in or against any amount credited to his or her Account(s) or any other specific assets of the Employer, except as otherwise provided in the Trust.  Except as provided under the Trust, nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind or a fiduciary relationship between the Plan and the Employer or any other person.  Nothing contained in the Plan shall constitute a guarantee by the Employer that the assets of the Employer will be sufficient to pay any benefit to any person.

(d)The Employer shall appoint and/or discharge the Trustee, if any, pursuant to the Trust document and/or other written agreement between the Employer and the Trustee.  Except as otherwise provided herein, the services of the Trustee and the Trust provisions shall be set forth in the Trust document.  To the extent provided therein and consistent with the Plan, the Trustee shall assume such responsibilities and duties of the Employer as the Employer and Trustee agree.

Section 4.7  Benefit Responsibility.  The Employer shall be responsible for providing the Accrued Benefit of each Participant.  Victory Capital Holdings Inc. agrees to not interfere directly or indirectly with the Employer’s payments of benefits under the Plan.  Such agreement will be evidenced by and effective with written Board of Director action which is hereby made a part of this Plan.

Article 5

Time and Method of Payment

Section 5.1 Election of Payment

(a)No later than the Election Date, the Participant will submit a written election form setting forth the time and method of payment of the Participant’s Accrued Benefit.  The Election Date is defined in Section 3.1(d) for Salary Deferral Contributions and with respect to Matching and Discretionary Employer Contributions is no later than the earlier of the last day of the Plan Year for Compensation attributable to services to be performed for the immediately following Plan Year and the date otherwise dictated by Code Section 409A (e.g., when such contribution is made to the Trust).  The “Election Date”

is determined under Code Section 409A with respect to each “plan” (i.e., each source of Benefits provided under the Plan pursuant to Sections 3.1, 3.2, and 3.3 respectively) as disaggregated to the greatest extent allowed under Code Section 409A.

(b)Subject to the other provisions herein, a Participant’s election (or nonelection) is irrevocable as of the Election Date.  Each Participant’s election or change in election must be in compliance with this Article 5 and in accordance with and as limited by the election form the Employer provides.  The Election Date, payment events and/or methods of payment provided in the election form may be sooner or narrower and more limited than as set forth in this Article, as determined each Plan Year by the Employer.

Section 5.2 Payment Events.  A Participant’s Accrued Benefit shall commence to be paid upon one or more of the following times or events (“Payment Event”) as set forth and limited by the Participant’s election form:

(a)upon the Participant’s Separation from Service,

(b)a time or a fixed schedule under the Plan,

(c)upon a Change in Control,

(d)upon the Participant’s Disability,

(e)upon the Participant’s death,

(f)upon the earliest to occur of the events specified in Subsection (a) through (e).

The Participant’s Accrued Benefit shall be paid or commence to be paid within ninety (90) days following the date set forth in the payment election form that follows or coincides with the Participant’s Payment Event.  The Employer, and specifically not the Participant, will determine and designate the exact date and taxable year of payment.  This Section 5.2 is subject to a subsequent election made under Section 5.6.

Section 5.3  Method of Payment.  A Participant’s Accrued Benefit, or portion thereof, shall be paid under one of the following methods as set forth and limited by the Participant’s election form:

(a)by payment in a lump sum;

(b)by payment in substantially five (5) equal annual installments, with each installment equaling the product of the Participant’s Accrued Benefit as of the immediately preceding Valuation Date divided by the number of remaining installments; or

(c)by payment in any other form or under any other method approved by the Employer and set forth in the payment election form the Employer provides that is consistent with Code Section 409A.

Regardless of the method of payment, any distribution (including one that is not a lump sum payment) will be accelerated and paid in accordance with the second and third sentences of Section 5.2 upon the earliest to occur of the events as set forth in Section 5.2 and the election form (i.e., Separation from

Service, death, Disability or a Change in Control).

Section 5.4  Default Payment.  If the Participant does not properly and timely elect a time and/or method of payment, the Participant’s Accrued Benefit shall be paid in a lump sum to the Participant within the ninety (90) day period following his or her Separation from Service.  The Employer, and specifically not the Participant, will determine and designate the exact date and taxable year of payment.

Section 5.5 Intervening Disability or Death.  Unless the Participant elects otherwise in accordance with this Article 5, in the event the Participant incurs a Disability or death prior to payment or the completion of payment hereunder, the Participant’s remaining Accrued Benefit shall be paid to the Participant or Beneficiary in a lump sum within the ninety (90) day period following the Participant’s Disability or death.  The Employer, and specifically not the Participant or Beneficiary, will determine and designate the exact date and taxable year of payment.

Section 5.6 Change in Election.  In accordance with the written election form the Employer provides to the Participant, a Participant may change the time payment commences and/or method of payment established under Article 5 so long as the following conditions are satisfied:

(a)in the case of an election related to a payment to be made at a specified time or pursuant to a fixed schedule, the Participant’s election to delay a payment must be made no later than twelve (12) months prior to the date of the first scheduled payment;

(b)the Participant’s election must not take effect until at least twelve (12) months after the date on which the election is made;

(c)in the case of an election related to a payment other than a payment made on account of Disability, death, or Unforeseeable Emergency the payment with respect to which the election is made must be deferred for a period of at least five (5) years from the date such payment would otherwise have been made;

(d)a Participant may not accelerate the time or schedule of any payment under the Plan, except as provided in Code Section 409A; and

(e)the Participant may not elect payment earlier than the Participant’s Separation from Service, Disability, death, a specified time or pursuant to a fixed schedule, or a Change in Control or upon Unforeseeable Emergency, all in accordance with Code Section 409A.

This Section 5.6 does not allow a payment change in the event payment is accelerated in accordance with the last sentence of Section 5.3 and/or the election form.

Section 5.7   Payment for Unforeseeable Emergency

(a)In the case of an Unforeseeable Emergency, and upon the Participant’s request, the Employer may, in its sole discretion, direct that payments be made notwithstanding any other provision hereunder.  Payment because of an Unforeseeable Emergency shall be limited to the amount reasonably necessary to satisfy the Unforeseeable Emergency (which may include amounts necessary or anticipated to pay any taxes or penalties resulting from the distribution).

(b)“Unforeseeable Emergency” means, as determined by the Employer in its sole discretion, a severe financial hardship to the Participant resulting from: an illness or accident of the Participant or Beneficiary, the Participant’s Spouse, or a dependent (as defined in Code Section 152 without regard to Code Section 152(b)(1), (b)(2) and (d)(1)(B)) of such Participant; loss of the Participant’s property due to casualty; or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.  An Unforeseeable Emergency generally shall not include the purchase of a home or payment of college tuition, but may include the imminent foreclosure of or eviction from the Participant’s primary residence, the need to pay for medical expenses, or the payment of funeral expenses of the Participant’s Spouse, Beneficiary or dependent.  To qualify as an Unforeseeable Emergency, the circumstance must satisfy the requirements of Code Section 409A.

Section 5.8 Permitted Payment Acceleration.  To the extent permitted by Code Section 409A, the Employer may, in its sole discretion, commence distribution to a Participant, Beneficiary or other appropriate payee of the portion of a Participant’s Accrued Benefit authorized for distribution for one or more of the following reasons:  (a) a de minimis cashout payment that results in the termination of the entirety of a Participant’s interest in the Plan (and any required aggregated plan), if the payment is not greater than the applicable dollar amount under Code Section 402(g)(1)(B) and if the Employer exercises its discretion hereunder evidenced in writing no later than the date of such payment; (b) payment of the amount required to be included in a Participant’s income as a result of any failure to comply with Code Section 409A; (c) payment to pay the Federal Insurance Contributions Act tax imposed under the Code as permitted under Code Section 409A; (d) payment to a party other than to the Participant pursuant to a domestic relations order; (e) termination of the Plan; and (f) any other circumstance permitted under Code Section 409A.

Section 5.9 Domestic Relations Orders.  Nothing contained in this Plan prevents the Employer from complying with the provisions of a domestic relations order under the Plan which awards a Participant’s Accrued Benefit to an alternate payee; provided, however, compliance with the order and payment will only be made to the extent the Employer determines such compliance and payment is in accordance with applicable law, including ERISA and the Code.  For purposes of this Section, an alternate payee is the spouse, former spouse, child or other dependent of a Participant who is recognized by a domestic relations order as having a right to receive all, or a portion of, the Benefits payable under the Plan with respect to such Participant.

Section 5.10 Overpayment.  If for any reason, including, without limitation, mathematical or administrative error, the amounts paid to the Participant or Beneficiary exceed the Accrued Benefit to which the Participant or Beneficiary is entitled under the Plan, such excess shall constitute an indebtedness of such party to the Employer.  Such indebtedness shall be payable to the Employer by the Participant, or Beneficiary as the case may be, upon demand by the Employer, or as determined by the Employer, such indebtedness shall be charged against amounts credited to such Participant’s Account(s).

Section 5.11 Facility of Payment.  Whenever, in the Employer’s opinion, a Participant or Beneficiary entitled to receive a payment of Benefits hereunder is under disability or is incapacitated so as to not receive or acknowledge payment hereunder, the Employer may make payments to the party’s representative, relative or other person for the party’s benefit or otherwise apply the payment for the benefit of such Participant or Beneficiary in such manner that the Employer considers advisable.  Any payment of Benefits in accordance with the provision of this document shall be a complete discharge of any liability for the making of such payment under the provisions of the Plan.

Section 5.12 Taxes.  Amounts payable hereunder or the Participant’s Compensation shall be reduced by applicable federal, state, and local taxes or charges that the Employer is required to withhold or the Employer deems appropriate.

Article 6

Participant Provisions

Section 6.1 Beneficiary Designation.  Each Participant shall designate, in writing, any person or persons, who, contingently or successively, are to succeed to the Participant’s Accrued Benefit under the Plan in the event of the Participant’s death.  The Employer shall prescribe a sample form for the written designation of the Beneficiary and, upon the Participant’s filing the form with the Employer, it shall effectively revoke all designations filed prior to that date by the Participant.

Section 6.2 Community Property and Legal Effect.  The Participant, and specifically not the Employer or any other party, shall be responsible for ensuring the legal validity and enforceability of the Participant’s Beneficiary designation.  The Participant is strongly encouraged to seek his or her own legal counsel for this purpose.  If the Participant’s Accrued Benefit is subject to the Spouse’s or a former Spouse’s community property interest, the Participant’s designation of the Beneficiary shall be valid and enforceable only to the extent such Accrued Benefit is not subject to such community property interest and/or the Spouse has waived his or her election in accordance with applicable state law.

Section 6.3 No Beneficiary Designation.  If a Participant fails to name a Beneficiary in accordance with Section 6.1, if the Beneficiary named by a Participant predeceases him or her or dies before complete distribution is made to the Beneficiary under the Plan, or there is a disclaimer pursuant to law, then the Beneficiary shall be the Participant’s Spouse, but if the Spouse predeceases the Participant, then the Beneficiary shall be the Participant’s descendants per stirpes, and if none survive the Participant, then the Beneficiary shall be the Participant’s estate.

Section 6.4 Revocation Upon Divorce.  Notwithstanding any provision of the Plan to the contrary, if a Participant designates his or her Spouse as a Beneficiary, a subsequent divorce decree that relates to such Spouse shall automatically revoke the Participant’s designation of the Spouse as a Beneficiary unless the decree or a domestic relations order provides otherwise or unless the Participant designates such former Spouse as his or her Beneficiary, in accordance with this Article 6, at any time after the date of such divorce decree.

Section 6.5 Personal Data to Employer.  Each Participant and each Beneficiary of a deceased Participant must furnish to the Employer such evidence, data or information as the Employer considers necessary or desirable for the purpose of administering the Plan.  The provisions of this Plan are effective for the benefit of each Participant upon the condition precedent that each Participant will furnish promptly full, true and complete evidence, data and information when requested by the Employer.

Section 6.6 Assignment or Alienation.  Neither a Participant nor a Beneficiary shall anticipate, transfer, assign or alienate (either at law or in equity) any Accrued Benefit provided under this Plan, and the Employer shall not recognize any such anticipation, transfer, assignment or alienation.  To the extent permitted by law, the right of any Participant or any Beneficiary to any benefit or to any payment under this Plan shall not be subject in any manner to attachment or other legal process for the debts of such Participant or Beneficiary.

Article 7

Administration

Section 7.1 Authority and Responsibility of the Plan Administrator.  Unless otherwise specifically provided herein, the Plan Administrator (i.e., the Employer) shall have full and complete authority, responsibility, discretion and control over the management, administration and operation of the Plan and investments hereunder, except to the extent the Trust otherwise provides, including but not limited to the authority to:  (a) formulate, adopt, issue, revise and apply procedures and rules in accordance with law; (b) construe and apply the provisions of the Plan; (c) make all determinations under the Plan, including those concerning eligibility for Benefits and eligibility to receive payment of Benefits; (d) adopt and prescribe the use of necessary forms; (e) prepare and file reports, notices, and any other documents relating to the Plan which may be required by the United States Secretary of Labor or Secretary of the Treasury; (f) prepare and distribute to Participants any communication materials required by ERISA or the Code; (g) employ or retain agents and/or other professionals (including those who may be employed by or represent the Employer) to aid it in the administration of the Plan; (h) be the agent for service of legal process; (i) make available for inspection and provide upon request documents and instruments required to be disclosed by ERISA or the Code; (j) direct the payment of Benefits under the Plan and issue such other directions and instructions as are necessary for the proper administration of the Plan; and (k) analyze and report Plan activity.  Any decisions or determinations the Plan Administrator may make under or with respect to the Plan shall be made in its sole discretion and shall be final and binding.

Section 7.2 Claims Procedures

(a)Initial Claim for Benefits and Timing.  Each person entitled to Benefits under this Plan (“Claimant”) must submit his or her claim for Benefits to the Employer in such form as is provided or approved by such Employer.  A Claimant shall have no right to seek review of a denial of Benefits, or to bring any action in any court to enforce a claim for Benefits prior to his or her filing a claim and exhausting his or her rights under this Section.  When a claim for Benefits has been filed properly, such claim shall be evaluated and the Claimant shall be notified by the Employer (or its agent) of its approval or denial within a reasonable period of time but not later than ninety (90) days after the Employer’s receipt of such claim unless special circumstances require an extension of time for processing the claim.  If such an extension of time is required, written notice of the extension shall be furnished to the Claimant by the Employer (or its agent) prior to the termination of the initial ninety (90) day period which shall specify the special circumstances requiring an extension and the date by which a final decision is expected to be reached (which date shall not be later than one hundred and eighty (180) days after the date on which the claim was received by the Employer).

(b) Content of Denial Notice.  If a claim is denied, in whole or in part, the Claimant shall be given written notice which shall contain (i) the specific reason(s) for the denial, (ii) reference to the specific Plan provision(s) upon which the denial is based, (iii) a description of any additional material or information necessary for the Claimant to perfect the claim and an explanation of why such material or information is necessary, and (iv) a description of the Plan’s appeal procedure and its applicable time limits, as set forth herein, including a statement of the Claimant’s rights to bring a civil action under ERISA Section 502(a) following an adverse determination on appeal.

(c)Appeal of Claim Denial.  The purpose of the review procedure set forth in this Section is to provide a procedure by which a Claimant under the Plan may have a reasonable opportunity to appeal a denial of a claim for a full and fair review.  If a claim is denied, in whole or in part (or if within the time periods prescribed in Subsection (a), the Employer or its agent has not furnished the Claimant with a denial and the claim is therefore deemed denied), and if the Claimant wishes to appeal the denial, the Claimant must file a written request with the Plan Administrator within sixty (60) days after the date on which the Claimant received written notification of the denial that the Plan Administrator conduct a full and fair review of the denial of the claim for Benefits, which shall include a hearing if deemed necessary by the Plan Administrator.

(d)Review Requirements.  The Claimant shall have the opportunity to submit written comments, documents, records, and other information relevant to the Claimant’s claim for Benefits.  The review shall take into account all such comments, documents, records, and other information submitted by the Claimant, without regard to whether such information was submitted or considered in the initial benefit determination.

(e)Decision on Review.  Decision on review of a denied claim shall be made in the following manner:

(i)The decision on review shall be made and be communicated to the Claimant within a reasonable period of time but not later than sixty (60) days after the Plan Administrator receives the request for review unless the Plan Administrator determines that special circumstances (such as the need to hold a hearing) require an extension of time for processing the claim.  If the Plan Administrator determines that an extension of time is required, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial sixty (60) day period.  In no event shall such extension exceed a period of sixty (60) days from the end of the initial period.  The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Plan expects to render the determination on review.

(ii)The decision on review shall be set forth in a manner calculated to be understood by the Claimant, shall be in writing, and shall include:  the specific reason(s) for the decision, reference to the specific Plan provision(s) on which the decision is based, a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant’s claim for Benefits, and a statement of the Claimant’s right to bring an action under Section 502(a) of ERISA.

(iii)In the event that the decision on review is not furnished within the time period set forth in this Subsection, the claim shall be deemed denied on review.

(e)Disability Claims.  If your claim involves a determination of Disability under the Plan, different timeframes and rules may apply.  Notwithstanding anything in the Plan to the contrary, the Plan Administrator shall follow procedures which conform to the requirements of Department of Labor Regulation §2560.503-1 with respect to Disability claims filed after April 1, 2018. If your claim involves a determination of Disability under the Plan, you will receive a separate notice of claims procedures that apply to your claim.

Section 7.3  Expenses.  To the extent not inconsistent with the Trust, the Trustee is authorized to pay from the Trust all expenses, taxes and fees incurred in connection with the Plan and/or Trust (including without limitation recordkeeping, administration, attorneys’ fees, and investment fees) to the extent they are not paid by the Employer.  Such expenditures shall be charged against the Trust and as applicable the Participant’s Account(s) pursuant to Section 4.3 or otherwise as determined by the Trustee and Employer in accordance with the Trust.

Article 8

Miscellaneous

Section 8.1 USERRA and Family and Medical Leave Act.  The Plan shall comply with the requirements of the Uniformed Services Employment and Reemployment Rights Act of 1994 and the Family and Medical Leave Act of 1993.

Section 8.2 Amendment or Termination

(a) In General.  The Plan may be amended in whole or in part from time to time by the Employer and may be terminated by the Employer, in its sole discretion, but subject to compliance with Code Section 409A.  Upon Plan termination, the Participants shall be entitled to receive their Accrued Benefits only in accordance with the Plan as if it had not terminated or as the Plan otherwise is amended or administered in compliance with the Code and ERISA, as applicable.

(b)Amendments and Administration.  The Plan may be amended and administered by the Employer at any time and retroactively, if required, if warranted in the opinion of the Employer, to ensure that the Plan is characterized as a “top hat” plan maintained for a select group of management or highly compensated employees as described under ERISA, and/or to conform the Plan to the provisions and requirements of any applicable law (including but not limited to ERISA and the Code).  Any reduction, elimination or change of a Participant’s Benefits under this Section 8.2 shall not be deemed to prejudice nor impermissibly reduce in contravention of this Plan any interest of a Participant or a Beneficiary hereunder.  Any payment election or provision in effect prior to any Plan amendment shall be conformed and interpreted as warranted to comply with the Code.

Section 8.3 No Liability.  The Employer, Victory Capital Holdings Inc., and each of the respective affiliates, officers, directors and employees shall not be liable to any person for any action taken or omitted in connection with the Plan unless attributable to such person’s own fraud or willful misconduct.  The Employer shall not be responsible for any act or failure to act of any Trustee appointed to administer the Trust.

Section 8.4 Employment Relations.  The adoption and maintenance of the Plan shall not be deemed to constitute a contract of employment between the Employer and its Employees or to be consideration for, or an inducement or condition of, the employment of any person.  Nothing contained herein shall be deemed to:  (a) give to any person the right to be retained in the employ of the Employer; (b) affect the right of the Employer to discipline or discharge any person at any time; (c) give the Employer the right to require any person to remain in its employ; or (d) affect any person’s right to terminate his or her employment at any time.

Section 8.5 Enforceability.  This Plan shall be binding upon the assigns, successors, and the legal representatives of the Participant and of the Employer, subject to Section 8.2, unless the Employer determines otherwise in writing.

Section 8.6 Construction

(a)  Words used in the masculine shall apply to the feminine where applicable, and wherever the context of the Plan dictates, the plural shall be read as the singular and the singular as the plural.  Reference to the provisions of any particular section of the Code, ERISA, other statute, regulation or release by governing authorities shall be deemed to be a reference to any section of the authority which may hereafter contain the same or similar provisions.

(b)This Plan shall be administered, construed and limited in the manner appropriate for the Plan to comply with the provisions of ERISA, particularly to qualify as an ERISA “top hat” plan and to comply with the provisions of the Code, including without limitation Code Section 409A.  ERISA and Code sections and regulations are incorporated by reference as is necessary for such administration, interpretation and limitation.

(c)If any provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof and the Plan shall be construed and enforced as if such provisions, to the extent invalid or unenforceable, had not been included herein.

(d)The headings of Articles, Sections and subsections hereunder are included solely for convenience of reference, and if there is any conflict between such headings and the text of this Plan, the text shall control.

Section 8.7 Entire Agreement.  Except as otherwise amended or incorporated herein, or supplemented with addenda, in writing by the Employer, this Plan document constitutes the entire agreement between the Employer, Participants and Beneficiaries and contains all of the agreements among such parties with respect to the subject matter hereof, and furthermore, to the extent conflicting, this Plan supersedes any and all other agreements, either oral or in writing, without limitation including in any employment agreement among the parties hereto, with respect to the subject matter hereof.  Any such other agreement shall be null, void, and of no effect with respect to the subject matter of this Plan.  This Section in no way limits or abrogates the provisions of the Trust nor the Employer’s right to amend or terminate the Plan in any respect, including without limitation pursuant to Section 8.2.

Section 8.8 Governing Law.  The Plan and all matters arising with respect thereto shall be governed by ERISA and the Code (and/or other federal law), except as otherwise not applicable, in which case New York State law shall govern.

IN WITNESS WHEREOF, the Employer has executed this amended and restated Plan this 13th day of November, 2019.

VICTORY CAPITAL MANAGEMENT INC.

By:  /s/ David C. Brown

       David C. Brown, CEO